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                                                                 EXHIBIT (10)(G)

[EMPLOYMENT AGREEMENT FOR CARRIE SMITH COX]


August 26, 1997




Dear Candidate:

This letter confirms the terms of our offer for your employment as Senior Vice President of Pharmacia & Upjohn, Inc. (the "Company") and as head of global business management for the Company. I very much hope that you will find this opportunity exciting and rewarding and will accept our offer. The principal terms of your employment will be:

1. You will join the Company on August 27, 1997 (your "Employment Commencement Date") as an employee of Pharmacia & Upjohn Management Company Ltd., a wholly owned U.K. subsidiary of the Company that provides management services to the Company under contract ("PUMCO"). The Company's Board of Directors will elect you as a Senior Vice President of the Company. You will report directly to the President and Chief Executive Officer of PUMCO and the Company. If the Company appoints an Executive Vice President for global pharmaceutical operations you will report to him.

The term of this agreement will be in effect from your Employment Commencement Date until August 26, 2000 and will be automatically renewed for an indefinite period thereafter (the "Term"), unless and until at least sixty (60) days' prior written notice of termination is given by either party stating the date of termination.

You will devote substantially all of your business time to your duties and responsibilities with PUMCO and the Company. However, you will not be precluded from (i) serving on the board of directors of other companies (subject to the reasonable approval of the President and Chief Executive Officer of PUMCO and the Company) and boards of trade associations or charitable organizations; (ii) engaging in charitable activities and community affairs; or (iii) managing your personal investments and affairs, provided that such activities do not materially interfere with your duties and responsibilities with PUMCO and the Company.

2. Your beginning annual base salary will be $450,000 and will be subject to annual review for increases.

3. You will be included in the Company's Annual Incentive Plan at a level determined by the Compensation Committee of the Board to be appropriate based on your position, job performance


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                                       2                         August 26, 1997





and Company policy. Your 1997 incentive compensation target award will be set at 70% of your annual base salary or $315,000. Your actual award will be calculated as if you had been employed by PUMCO for all of 1997 but will be subject to adjustment following the end of the year by the performance criteria established for the Company's other senior executive officers (the 1997 performance criteria provide that 30% of targeted incentive compensation will be adjusted based on external measures (total market return and earnings per share) compared to a group of comparable global pharmaceutical companies, and the remaining 70% will be adjusted based on relative growth in the Company's annual sales, earnings and cash flow and on individual performance). However, you will be guaranteed a minimum cash bonus equal to the pro rata amount (based on the portion of the year elapsed prior to your joining the Company) of the bonus you would have received from your current employer for 1997. The amount of your 1997 incentive compensation from the Company (including the guaranteed minimum amount) will be reduced by the amount of any annual bonus you receive from your current employer for services rendered during 1997. Payment of your incentive compensation will be made in March 1998 unless you elect to defer payment until after you retire. Your ongoing annual incentive compensation target awards will be set at 70% of your annual base salary, payable if the performance criteria determined by the Compensation Committee are met. If the performance criteria are exceeded or not fully met, you will receive such greater or lesser amount as the Compensation Committee determines is appropriate.

4. To provide you with new long-term equity incentive compensation and to replace the equity awards from your current employer that you will lose as a result of joining the Company, the Board of Directors of the Company will grant you, as of your Employment Commencement Date, a stock option for 150,000 shares of the Company's Common Stock, vesting over a three year period at the rate of 50,000 shares per year and each of the first three annual anniversaries of your Employment Commencement Date.

The exercise price of the stock options will be the fair market value (defined in the Company's Long-Term Incentive Plan as the average of the daily high and low) for Pharmacia & Upjohn Common Stock on the New York Stock Exchange on the last trading day before your Employment Commencement Date. All stock options will be "Incentive Stock Options" to the maximum extent permitted and the remainder will be non-qualified stock options under the U.S. Internal Revenue Code, will be subject to the terms of the Plan and will expire ten years from the date of grant.

Beginning in 1998, you will be granted stock options pursuant to the Company's Long-Term Incentive Plan at the same time as other senior executives of the Company and at a level determined by the Compensation Committee of the Board to be appropriate based on your position, job performance, competitive practices and Company policy. If your performance is found to be satisfactory, you will be granted stock options for at least 75,000 shares of the Company's Common Stock in 1998 and 1999.

Stock options not yet vested will nevertheless vest immediately upon your death or disability, a Change in Control of the Company (as defined in the Company's Long-Term Incentive Plan), your



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                                       3                         August 26, 1997



involuntary termination of employment other than for Cause (as defined below), or your termination of employment for Good Reason (as defined below) provided you do not enter into Competition (as defined below) with the Company within two years after your employment is terminated.

5. You will be eligible to receive employee benefits and perquisites at least as favorable as those provided to any other similarly situated senior executives of the Company, including, without limitation, if offered to such other senior executives, pension, profit sharing, savings, deferred compensation and other retirement plans or programs, private medical and dental, hospitalization, short-term and long-term disability, life insurance, accidental death, travel accident, vacation and any other benefit programs or plans that may be sponsored by the Company, including any plans that supplement the above-listed plans, whether funded or unfunded.

You shall be entitled to post-retirement welfare benefits, if any, as are made available by the Company to its senior level executives, provided that for this purpose your period of employment shall be deemed to be the period necessary to obtain the maximum level of such benefits.

To the extent that there is a period of employment required as a condition for full benefit coverage under any employee benefit plan, you shall be deemed to have met such requirement, and to the extent that you and/or your dependents will not be eligible to participate fully in any medical/dental plan because of any exclusion for preexisting conditions, the Company will either, at its option, waive any such exclusion for pre-existing conditions or reimburse you for the cost of paying for the COBRA continuation coverage available under your prior employer's medical plans.

6. In the event your employment is involuntarily terminated by the Company other than for Cause (as defined below) or you terminate your employment for Good Reason (as defined below), during the Term of this agreement, provided that you do not enter into Competition (as defined below) with the Company, then, as liquidated damages and in lieu of any other damages or compensation under this agreement, (i) you shall be entitled to receive a lump sum severance payment, payable within 60 days after termination, equal to twice the combined amount of your base salary and annual target incentive compensation as in effect on your date of termination (ii) you shall have your period of employment service used to calculate retirement and other employee benefits, including eligibility for post-retirement medical/dental coverage, extended until you reach age 55 and the compensation used to calculate your retirement benefits will be determined as if you had continued to receive your then current annual base salary and annual target incentive compensation until you reach age 55, which retirement benefits will be paid in a lump sum within 30 days after termination subject to appropriate actuarial reductions consistent with those applied under the plan to reflect your age when you terminate employment; (iii) you will receive a pro-rata annual incentive compensation award in March of the year following your termination equal to the amount you would have received if you had worked for the full year multiplied by a fraction where the numerator is the number of months (rounded to the next highest number for a partial month) of

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                                       4                         August 26, 1997






the year elapsed prior to your termination and the denominator is 12; (iv) you will be entitled to exercise during a period of up to five years following your termination, in accordance with their terms, any remaining stock options that had been granted to you prior to your termination (all of which will become vested under such circumstances); (v) you shall be entitled to payment of your expenses in connection with the relocation of your family from the United Kingdom to the United States on the same basis as your expenses were paid with respect to your relocation from the United States to the United Kingdom in connection with the commencement of your employment with PUMCO, including the provisions of paragraph 8 relating to any loss incurred on the sale of your principal U.S. residence shall apply to any loss incurred on the sale of your principal U.K. residence (if any); (vi) you and your dependents shall continue to participate (with the same level of coverage) for the period in respect to which you receive salary and bonus payments in (i) above, in all medical/dental, accident, disability and life insurance plans on the same terms as in effect immediately prior to your termination, provided, however, that such benefits will cease on the date of your receiving equivalent benefits from a new employer, and, at your option, you may have such benefits determined as if you had terminated employment from the Company's principal U.S. operating subsidiary; (vii) you shall be entitled to outplacement services, at the expense of the Company, from a provider selected by you, subject to a maximum expense of $50,000, and (viii) you shall receive any other amounts earned, accrued or owing to you under the plans and programs of the Company or PUMCO. In the event you should die during the Term of this agreement, while still employed by the Company or PUMCO, your spouse or other beneficiary shall receive a lump sum payment equal to two years' base salary offset by any death benefits payable under the Company's life insurance plans under which you are covered. In the event you enter into Competition with the Company within two years after your employment is terminated, and you have received severance payments under subparagraph (i) above, or additional retirement or other employee benefits under subparagraph (ii) above, you agree to promptly repay the amount of such severance payments, additional retirement or other employee benefits and restricted stock to the Company, and any remaining stock options will be canceled.

7. In the event that, during the Term of this agreement, you voluntarily terminate your employment (other than for Good Reason or due to permanent disability) or you are discharged by the Company for Cause, you will forfeit your right to receive any salary, incentive compensation or severance pay that has not been fully earned at the time your employment terminates, provided, however, you will be entitled to receive any benefits or amounts accrued but not yet paid as of the date of your termination, and you will be able to exercise any remaining vested stock options only during the three months following termination of your employment.

8. You will receive the Company's customary relocation benefits. You shall be reimbursed for any loss incurred on the sale of your principal U.S. residence (measured by the difference between the net sales price you receive after deducting brokerage fees and closing costs and the original purchase price you paid plus the reasonable cost of improvements made to your residence). If this loss cannot be fully deducted for your U.S. income taxes, the amount not deductible will be grossed-up for any resulting taxes. In lieu of selling your home yourself, the Company will

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                                       5                         August 26, 1997







purchase your home for an amount equal to the average appraised value of your home as determined by at least two independent real estate appraisers mutually satisfactory to you and the Company, which amount will be deemed your net sales price for the purpose of determining the amount of any loss to be reimbursed by the Company. The Company will also reimburse you, grossed-up for any resulting taxes, for reasonable house-hunting, personal transportation, moving expenses, temporary living expenses and other related costs associated with your move to Pharmacia & Upjohn's management center in Windsor, England. The Company will also pay you $25,189, grossed up for any resulting taxes, for incidental expenses incurred in establishing a residence in England.

9. (a) In order to provide comparable pension benefits to what you would have been entitled to receive from your current employer, when your employment with the Company terminates (whether with or without Good Reason or Cause), the Company will pay you the greater of (i) the amount of (A) the retirement income you would have been entitled to receive under the retirement benefit formula now in effect with your current employer if you had remained employed by your current employer until your employment with the Company or PUMCO terminates and if your current employer compensation had increased at a 5% compounded rate annually, less (B) the amount of any qualified or non-qualified retirement income you are actually entitled to receive from your current employer; or (ii) the amount of retirement income you are entitled to receive under the Company's Global Officer Pension Plan (or any other retirement plan hereafter provided by the Company for its senior executive officers) using your actual years of service and compensation with the Company or PUMCO, as described in paragraph
(b) below.

         (b) The Company's Global Officer Pension Plan, which is not qualified under the U.S. Internal Revenue Code, supplements the officer's other sources of retirement income to provide the officer with the actuarial value of an annual life annuity of 65% of the officer's highest three-year average annual salary and cash bonus compensation within the ten years prior to retirement from the Company, provided the officer retires at age 65 with at least ten years of service under the Plan. Appropriate actuarial adjustments consistent with those applied under the Plan will be made if you have less than ten years of service under the Plan or retire before age 65. Subject to such adjustments, you may receive your retirement benefits in a lump sum within thirty days following your termination of employment. The benefits payable under the Company's Global Officer Pension Plan will be offset for any social security or other governmental retirement income and any retirement income from any prior employers that you may be entitled to receive.

         (c) If you die while employed by the Company or thereafter under circumstances in which a spousal survivor's benefit would have been payable under the retirement plans of your current employer had you continued employment with your current employer, and/or you elect the pre-retirement 60% spousal survivor's benefit under the Company's Global Officer Pension Plan, or a spousal survivor's benefit becomes payable under any other retirement plans of the Company under which you are covered, then the benefit payable by the Company to your surviving spouse shall be
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                                       6                         August 26, 1997






the greater of (i) the amount which would have been payable as a spousal survivor's benefit under the retirement plans of your current employer had you continued employment with your current employer or (ii) the amount payable as a spousal survivor's benefit under the Global Officer Pension Plan or any other retirement plans of the Company under which you are covered, with each such amount being calculated in accordance with the assumptions described in and offsets corresponding to those provided for in subparagraph (a) above, subparagraph (b) above, and/or subparagraph (d) below, whichever are applicable to the circumstances of the termination of your employment with the Company.

         (d) For the purpose of the foregoing calculations, alternative forms of benefits will be made actuarially equivalent using the actuarial assumptions then applied to all senior executive officers under the Company's Global Officer Pension Plan (or any successor plan).

10. You are authorized to incur reasonable expenses in carrying out your duties and responsibilities with the Company and PUMCO, and the Company shall promptly reimburse you for all business expenses in accordance with Company policy. The Company shall pay your reasonable expenses (up to a maximum amount of $25,000) for legal counsel and financial advice in connection with the negotiation and documentation of your employment arrangements with the Company and PUMCO. You will be provided with an automobile at Company expense. You will receive annual assistance from an independent accounting firm mutually satisfactory to you and the Company, at Company expense, in preparing your income tax returns. In the event tax protection or similar provisions are made available to the President and Chief Executive Officer of the Company at any time, the same provisions will be made available to you. You and your family residing with you in the U.K. will be entitled to one Company-paid business class trip to the United States each year. Your children will be entitled to attend private school in the U.K. through high school at Company expense.

11. During the period of your employment and thereafter, you will maintain the confidentiality of all confidential or proprietary information relating to the business of the Company or any of its subsidiaries or affiliates provided, however, you may disclose such information as (i) may be required or appropriate in carrying out your duties at the Company or PUMCO or (ii) may be required for you to disclose by applicable law, governmental regulations or judicial or regulatory process.

12. To the fullest extent permitted by applicable law, all intellectual property (including patents, trademarks, and copyrights) which are made, developed or acquired by you in the course of your employment with the Company will be and remain the absolute property of the Company.

13. Without the written consent of the Board of Directors of the Company, you agree that during the period of your employment with the Company or PUMCO and for a period of two years following the termination of your employment, you will not enter into Competition with the

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                                       7                         August 26, 1997






Company. "Competition" as used in this agreement means that you commence employment with, or provide substantial consulting services to, any pharmaceutical company (except companies where sales from pharmaceutical products constitute less than 20% of total sales). Anything herein to the contrary notwithstanding, your service solely as a member of the Board of Directors of a company whose annual sales are less than $100 million shall not be deemed to be Competition for purposes of this agreement. For purposes of the preceding sentence, if a company is a subsidiary of another company, the sales of both companies shall be taken into account.

14. To the fullest extent permitted by applicable law, the Company will, during and after termination of your employment, indemnify you (including providing advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by you in connection with the defense of any lawsuit or other claim or investigation to which you are made, or threatened to be made, a party or witness by reason of being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates. In addition, you will be covered under any directors and officers' liability insurance policy for your acts (or non-acts) as an officer or director of the Company or any of its subsidiaries or affiliates to the extent the Company provides such coverage for its senior executive officers.

15. Any disputes arising under or in connection with this agreement shall, unless other arrangements are agreed to by you and the Company, be resolved by binding arbitration to be held in London, England, in accordance with the rules and procedures of the London Court of International Arbitration, and judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Costs of the arbitration or litigation, including (but not by way of limitation) reasonable attorney's fees of both parties, shall be borne by the party which does not prevail in the proceedings. In the event that each party prevails as to certain aspects of the proceedings, the arbitrator(s) or the court shall determine an appropriate allocation of costs between the parties.

16. In the event of termination of your employment, you will immediately, unless otherwise requested by the Company's Board of Directors, resign from all directorships, trusteeships, other offices and employment held at that time with the Company or any of its subsidiaries or affiliates.

17. For purposes of this agreement, "Cause" means (i) a material breach by you of your duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on your part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or (ii) your conviction of a felony which is materially and demonstrably injurious to the Company as determined in the sole discretion of the Board of Directors of the Company.
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                                        8                        August 26, 1997






18. For purposes of this agreement, "Good Reason" means that, without your consent, (i) your rate of annual base salary or the target amount of your annual cash incentive bonus are reduced in a manner that is not applied proportionately to all other senior executive officers of the Company, including the President and Chief Executive Officer; (ii) the Company fails to retain you as Senior Vice President of the Company; (iii) there is a material diminution in your duties, or the assignment to you of duties which are materially inconsistent with your duties or which materially impair your ability to perform your duties with the Company and PUMCO, provided, however, that in the event PUMCO ceases to provide senior management services to the Company under contract, any changes related solely to PUMCO shall not be deemed Good Reason; (iv) there is a change in your reporting so that you no longer report directly to an Executive Vice President or higher ranking officer of the Company and PUMCO; provided, however, that in the event PUMCO ceases to provide senior management services to the Company under contract, any changes related solely to PUMCO shall not be deemed Good Reason unless you no longer report directly to the Executive Vice President or higher ranking officer of the Company; or (v) there is a material breach of this agreement by the Company which is not remedied in a reasonable period of time after receipt of written notice from you specifying such breach.

19. The obligation of the Company and PUMCO to make any payments provided for hereunder and otherwise to perform their obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or PUMCO may have against you or others. In no event shall you be obligated to seek other employment or take other action by way of mitigation of the amounts payable to you under any of the provisions of this agreement, and such amounts shall not be reduced (except as otherwise specifically provided herein) whether or not you obtain other employment.

20. In the event of any change in the outstanding shares of the Company's Common Stock (including any increase or decrease in such shares) by reason of any stock dividend or split, recapitalization, merger, consolidation, spinoff, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends, the Compensation Committee of the Board may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock provided for in this agreement.

21. As with all prospective employees, a recent medical examination evidencing general good health must be completed prior to employment. Your physician should send the results of such examination to the Company's Chief Medical Officer at the management center in Windsor, England.

22. This agreement will be governed by and construed in accordance with the laws of the State of Delaware, U.S.A.

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                                       9                         August 26, 1997






23. (a) No rights or obligations of the Company under this agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company.

         (b) This agreement shall not be terminated by any merger, consolidation or transfer of assets of the Company referred to above. In the event of any such merger, consolidation or transfer of assets, the provisions of this agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

         (c) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to above, it will cause any successor or transferee unconditionally to assume, either contractually or as a matter of law, all of the obligations of the Company hereunder.

         (d) This agreement shall inure to the benefit of, and be enforceable by or against, you or your personal or legal representatives, executors, administrators, successors, heirs, distributes, designees and legatees. None of your rights or obligations under this agreement may be assigned or transferred by you other than your rights to compensation and benefits, which may be transferred only by will or operation of law. If you should die while any amounts or benefits have been accrued by you but not yet paid as of the date of your death and which would be payable to you hereunder had you continued to live, all such amounts and benefits unless otherwise provided herein shall be paid or provided in accordance with the terms of this agreement to such person or persons appointed in writing by you to receive such amounts or, if no such person is so appointed, to your estate.

24. No provisions of this agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in writing signed by both you and an authorized officer of the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this agreement.

25. This agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein.
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                                       10                        August 26, 1997







26. This agreement may be executed by the parties in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. A faxed signature of a party which is a reproduction of a genuine signature of that party shall be conclusive evidence of execution of this agreement by that party.

Very truly yours,






FRED HASSAN
President and Chief Executive Officer








I accept the terms set forth in this letter and will serve in the capacity stated:








--------------------------------------
Dated: August _________, 1997